UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                        Shells Seafood Restaurants, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   822809109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2005
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 2 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Master Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -1,165,000-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -0-
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -1,165,000-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -0-
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,165,000-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 3 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Intermediate Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,043,840-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,043,840-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,043,840-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the owner of 89.6% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 4 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DBGM Associates LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,043,840-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,043,840-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,043,840-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Global Macro Intermediate Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 5 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Principal Holdings I LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,043,840-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,043,840-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,043,840-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole managing member of DBGM Associates LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 6 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG Asset Co. LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,043,840-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,043,840-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,043,840-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Principal Holdings I LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 7 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,043,840-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,043,840-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,043,840-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 8 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -121,160-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -121,160-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -121,160-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.6% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the owner of 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                          Page 9 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,165,000-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,165,000-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,165,000-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                         Page 10 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -121,160-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -121,160-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -121,160-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.6% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                         Page 11 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,165,000-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,165,000-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,165,000-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                         Page 12 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Operating Entity I LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,165,000-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,165,000-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,165,000-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the sole managing member of FIG LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                         Page 13 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Operating Entity II LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -121,160-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -121,160-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -121,160-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.6% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the sole managing member of Drawbridge Global Macro GP LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                         Page 14 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG Corp.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,165,000-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,165,000-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,165,000-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         CO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  822809109                                         Page 15 of 21 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)        (a)  |   |
                                   (b)  |   |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
            NUMBER OF                       -0-
                                   ---------------------------------------------
             SHARES                6        SHARED VOTING POWER
                                            -1,165,000-*
          BENEFICIALLY             ---------------------------------------------
                                   7        SOLE DISPOSITIVE POWER
            OWNED BY                        -0-
                                   ---------------------------------------------
              EACH                 8        SHARED DISPOSITIVE POWER
                                            -1,165,000-*
            REPORTING

             PERSON

              WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,165,000-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2% (based on 18,871,308 shares of common stock outstanding as of
         May 1, 2007)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the holder of all the issued and outstanding shares of beneficial interest of each of FIG Corp. and FIG Asset Co. LLC.

Item 1.

         (a)    Name of Issuer:

         The name of the issuer is Shells Seafood Restaurants, Inc. (the "Issuer").

         (b)    Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618.

Item 2.

         (a)    Name of Person Filing:

         This statement is filed by:

         (i) Drawbridge Global Macro Master Fund Ltd., a Cayman Islands company, directly owns shares described herein;

         (ii) Drawbridge Global Macro Intermediate Fund LP, a Cayman Islands limited partnership, owns approximately 89.6% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.;

         (iii) DBGM Associates LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Intermediate Fund LP;

         (iv) Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

         (v) FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP;

         (vi) Drawbridge Global Macro Fund Ltd., a Cayman Islands company, is the sole limited partner of Drawbridge Global Macro Intermediate Fund LP;

         (vii) Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;

         (viii) Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.;

         (ix) Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;

         (x) FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Global Macro Advisors LLC;

         (xi) Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of FIG LLC;

         (xii) Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of Drawbridge Global Macro GP LLC;

         (xiii) FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP; and

         (xiv) Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of each of FIG Corp and FIG Asset Co. LLC.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

         (b)    Address of Principal Business Office, or if none, Residence:

         The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

         (c)    Citizenship:

         Each of DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. is a company organized under the laws of the Cayman Islands. Drawbridge Global Macro Intermediate Fund LP is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

         (d)    Title of Class of Securities:

                Common Stock, $.01 par value per share (the "Common Stock")

         (e)    CUSIP Number:

                822809109

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)    [ ] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).

         (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

         (c)    [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

         (d)    [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)    [ ] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E).

         (f)    [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

         (g)    [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

         (h)    [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)    [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

                The percentages used in this Item 4 are calculated based upon 18,871,308 shares of Common Stock issued and outstanding as of May 1, 2007.

                A. Drawbridge Global Macro Master Fund Ltd.
                        (a) Amount beneficially owned: -1,165,000-
                        (b) Percent of class: 6.2%
                        (c) (i)   Sole power to vote or direct the vote:
                                  -1,165,000-
                            (ii)  Shared power to vote or direct the vote: -0-
                            (iii) Sole power to dispose or direct the
                                  disposition: -1,165,000-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -0-

                B. Drawbridge Global Macro Intermediate Fund LP
                        (a) Amount beneficially owned: -1,043,840-
                        (b) Percent of class: 5.5%

                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,043,840-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,043,840-

                C. DBGM Associates LLC
                        (a) Amount beneficially owned: -1,043,840-
                        (b) Percent of class: 5.5%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,043,840-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,043,840-

                D. Principal Holdings I LP
                        (a) Amount beneficially owned: -1,043,840-
                        (b) Percent of class: 5.5%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,043,840-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,043,840-

                E. FIG Asset Co. LLC
                        (a) Amount beneficially owned: -1,043,840-
                        (b) Percent of class: 5.5%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,043,840-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,043,840-

                F. Drawbridge Global Macro Fund Ltd.
                        (a) Amount beneficially owned: -1,043,840-
                        (b) Percent of class: 5.5%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,043,840-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,043,840-

                G. Drawbridge Global Macro Fund LP
                        (a) Amount beneficially owned: -121,160-
                        (b) Percent of class: 0.6%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -121,160-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -121,160-

                H. Drawbridge Global Macro Advisors LLC
                        (a) Amount beneficially owned: -1,165,000-

                        (b) Percent of class: 6.2%
                        (c) (i)   Sole power to vote or direct the vote:
                                  -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,165,000-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,165,000-

                I. Drawbridge Global Macro GP LLC
                        (a) Amount beneficially owned: -121,160-
                        (b) Percent of class: 0.6%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -121,160-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -121,160-

                J. FIG LLC
                        (a) Amount beneficially owned: -1,165,000-
                        (b) Percent of class: 6.2%
                        (c) (i)   Sole power to vote or direct the vote:
                                  -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,165,000-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,165,000-

                K. Fortress Operating Entity I LP
                        (a) Amount beneficially owned: -1,165,000-
                        (b) Percent of class: 6.2%
                        (c) (i)   Sole power to vote or direct the vote:
                                  -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,165,000-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,165,000-

                L. Fortress Operating Entity II LP
                        (a) Amount beneficially owned: -121,160-
                        (b) Percent of class: 0.6%
                        (c) (i)   Sole power to vote or direct the vote: -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -121,160-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -121,160-

                M. FIG Corp.
                        (a) Amount beneficially owned: -1,165,000-
                        (b) Percent of class: 6.2%
                        (c) (i)   Sole power to vote or direct the vote:
                                  -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,165,000-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,165,000-

                N. Fortress Investment Group LLC

                        (a) Amount beneficially owned: -1,165,000-
                        (b) Percent of class: 6.2%
                        (c) (i)   Sole power to vote or direct the vote:
                                  -0-
                            (ii)  Shared power to vote or direct the vote:
                                  -1,165,000-
                            (iii) Sole power to dispose or direct the
                                  disposition: -0-
                            (iv)  Shared power to dispose or direct the
                                  disposition: -1,165,000-

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.



                                  By:  /s/ Kevin Treacy
                                       -----------------------------------------
                                       Name:  Kevin Treacy
                                       Title: Authorized Signatory


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND LP

                                  By:  DBGM ASSOCIATES LLC
                                           its general partner



                                  By:  /s/ Kevin Treacy
                                       -----------------------------------------
                                       Name:  Kevin Treacy
                                       Title: Authorized Signatory

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DBGM ASSOCIATES LLC

                                  By:  PRINCIPAL HOLDINGS I LP
                                           its sole managing member



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  PRINCIPAL HOLDINGS I LP

                                  By:  FIG ASSET CO. LLC
                                           its general partner



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  FIG ASSET CO. LLC



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DRAWBRIDGE GLOBAL MACRO FUND LTD.



                                  By:  /s/ Kevin Treacy
                                       -----------------------------------------
                                       Name:  Kevin Treacy
                                       Title: Authorized Signatory

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DRAWBRIDGE GLOBAL MACRO FUND LP

                                  By:  DRAWBRIDGE GLOBAL MACRO FUND GP LLC
                                           its general partner



                                  By:  /s/ Kevin Treacy
                                       -----------------------------------------
                                       Name:  Kevin Treacy
                                       Title: Authorized Signatory


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DRAWBRIDGE GLOBAL MACRO ADVISORS LLC



                                  By:  /s/ Kevin Treacy
                                       -----------------------------------------
                                       Name:  Kevin Treacy
                                       Title: Authorized Signatory

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  DRAWBRIDGE GLOBAL MACRO GP LLC



                                  By:  /s/ Kevin Treacy
                                       -----------------------------------------
                                       Name:  Kevin Treacy
                                       Title: Authorized Signatory


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  FIG LLC



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  FORTRESS OPERATING ENTITY I LP

                                  By:  FIG CORP.
                                           its general partner



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  FORTRESS OPERATING ENTITY II LP

                                  By:  FIG CORP.
                                           its general partner



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007
                                  FIG CORP.



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 12, 2007

                                  FORTRESS INVESTMENT GROUP LLC



                                  By:  /s/ David N. Brooks
                                       -----------------------------------------
                                       Name:  David N. Brooks
                                       Title: Authorized Signatory

                                 EXHIBIT INDEX

Exhibit Number     Exhibit
--------------     -------------------------------------------------------------

1 Joint Filing Agreement dated as of July 12, 2007, by and between Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Intermediate Fund LP, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC, Fortress Operating Entity I LP, Fortress Operating Entity II LP, FIG Corp. and Fortress Investment Group LLC